UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 21, 2009
(Date of earliest event reported)

Maxim Integrated Products, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-34192	94-2896096
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

120 San Gabriel Drive
Sunnyvale, California    94086
(Address of principal executive offices including zip code)

(408) 737-7600
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)     The Compensation Committee of the Board of Directors (the "Compensation Committee") of Maxim Integrated Products, Inc. (the "Company") approved a new compensation model for fiscal year 2010 for the officers of the Company, including the Named Executive Officers. The components of this compensation model include base salary, an annual cash performance bonus and equity awards consisting of stock options and restricted stock units.

Under this new compensation model, the aggregate cash bonus pool available for distribution to officers for fiscal year 2010 performance will range from 1% to 3% of the Company's operating income as determined under U.S. General Accepted Accounting Principles (GAAP) excluding special expense items. The metrics that determine the percentage of the Company's operating income to be available for distribution to all officers is year-over-year operating income growth (excluding special expense items), and the Company's stock price performance relative to a peer group. Each officer's pro rata share of the aggregate bonus pool is dependent upon their position points and personal performance.

Base salaries for all Named Executive Officers were not changed, and the Compensation Committee elected to defer any decisions regarding the grant of stock options and restricted stock units to officers until a future date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAXIM INTEGRATED PRODUCTS, INC.

By: /s/ Bruce Kiddoo Bruce Kiddoo Senior Vice President and Chief Financial Officer

Date: Ooctober 26, 2009